Press Release

Verint Announces Dates for Upcoming Investor Events

Q1 FYE 23 Earnings Conference Call to be held on Tuesday, June 7th

Virtual Investor Day to be held on Thursday, June 9th

Verint also announces attendance at Needham Technology & Media Conference on May 19th, Oppenheimer Israel Conference on May 23rd and 24th, and J.P. Morgan Global Technology, Media and Communications Conference on May 25th

MELVILLE, N.Y., May 12, 2022 — Verint® Systems Inc. (NASDAQ: VRNT) announced dates and details for its first quarter earnings conference call, its virtual investor day, and upcoming investor conferences.

Q1 FYE 23 Earnings Conference Call
Verint will conduct a conference call on Tuesday, June 7, 2022 at 4:30 p.m. ET to review its first quarter financial results (for the quarter ended April 30, 2022) and discuss its outlook. An earnings press release will be issued after the market closes on June 7th.

A real-time webcast of the conference call with presentation slides will be available on Verint's Investor Relations webcast page. The conference call can also be accessed live via telephone at (844) 309-0615 (United States and Canada) and (661) 378-9462 (International). The passcode is 4465914. Please dial in 5-10 minutes prior to the scheduled start time.

Virtual Investor Day
Verint will be hosting a virtual Investor Day on Thursday, June 9th at 10:30 am ET. The event will focus on Verint's cloud platform differentiation and how Verint is helping customers close the Engagement Capacity GapTM.

Investors can register for the event on Verint's Investor Relations webcast page.

Investor Conferences
Verint's Chief Corporate Development Officer, Alan Roden, and Investor Relations and Corporate Development Director, Matthew Frankel, will host investor meetings at the Needham Technology & Media Conference on May 19th and the J.P. Morgan Global Technology, Media and Communications Conference on May 25th.

Verint's Chief Executive Officer, Dan Bodner, will host investor meetings at the Oppenheimer Israel Conference on May 23rd and 24th.

Please contact your Needham, J.P. Morgan or Oppenheimer sales representative for more information.

About Verint Systems Inc.
Verint® (Nasdaq: VRNT) helps the world’s most iconic brands – including over 85 of the Fortune 100 companies – build enduring customer relationships by connecting work, data and experiences across the enterprise. The Verint Customer Engagement portfolio draws on the latest advancements in AI and analytics, an open cloud architecture, and The Science of Customer Engagement™ to help customers close The Engagement Capacity GapTM.

Verint. The Customer Engagement Company™. Learn more at Verint.com.

This press release contains "forward-looking statements," including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management's expectations that involve a number of risks, uncertainties, and assumptions, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 and other filings we make with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release and, except as required by law, Verint assumes no obligation to update or revise them or to provide reasons why actual results may differ.

VERINT, VERINT DA VINCI, THE CUSTOMER ENGAGEMENT COMPANY, BOUNDLESS CUSTOMER ENGAGEMENT, THE ENGAGEMENT CAPACITY GAP and THE SCIENCE OF CUSTOMER ENGAGEMENT are trademarks of Verint Systems Inc. or its subsidiaries. Verint and other parties may also have trademark rights in other terms used herein.

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Investor Relations Contact:

Matthew Frankel, CFA
Verint Systems Inc.
(631) 962-9672
matthew.frankel@verint.com